Exhibit 3.1

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “INTERNATIONAL STEM CELL CORPORATION”, FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF JULY, A.D. 2015, AT 6:51 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

	/s/ Jeffrey W. Bullock
	Jeffrey W. Bullock, Secretary of State
3981766 8100	AUTHENTICATION:	2581356
151082842	DATE:	07-22-15

You may verify this certificate online

at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 06:51 PM 07/22/2015 FILED 06:51 PM 07/22/2015 SRV 151082842 - 3981766 FILE

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION OF

INTERNATIONAL STEM CELL CORPORATION

International Stem Cell Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: On October 7, 2014 and July 21, 2015, the Board of Directors of the Corporation duly adopted resolutions approving the following amendment to the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”), declaring said amendment to be advisable and providing for the consideration of such amendment at a special meeting of stockholders of the Corporation.

SECOND: On December 4, 2014, the special meeting of stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares required by statute were voted in favor of the amendment.

THIRD: Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: Section 1 of Article FOURTH of the Certificate of Incorporation is hereby amended by adding the following paragraph to the end of each section:

“Upon this Certificate of Amendment becoming effective pursuant to the Delaware General Corporation Law (the “Effective Time”), each 150 shares of Common Stock issued and outstanding immediately prior to the Effective Time shall automatically, without further action on the part of the Company or any holder of Common Stock, be reclassified, combined and converted as of the Effective Time into one fully paid and non-assessable share of Common Stock. From and after the Effective Time, certificates representing shares of the Common Stock that were issued and outstanding prior to the Effective Time shall represent the number of whole shares of Common Stock into which such issued and outstanding shares of Common Stock shall have been reclassified pursuant to this Certificate of Amendment (subject to the treatment of fractional shares as set forth below); provided, however, that no fractional shares shall be issued to any holder of shares of Common Stock issued and outstanding prior to the Effective Time and that, instead of issuance of such fractional shares, the Company shall round any fractional shares up to the nearest whole number in lieu of any other payment that would otherwise be made for such fractional share.”

FIFTH: The foregoing amendment to the Certificate of Incorporation shall be effective as of 12:01 am Eastern Daylight Time on July 29, 2015.

IN WITNESS WHEREOF, International Stem Cell Corporation has caused this Certificate of Amendment to be signed by the undersigned, thereunto duly appointed, this 22 day of July, 2015.

By:	/s/ Sofya Bakalova
Sofya Bakalova
Vice President, Legal Affairs and Operations